Exhibit 2.1

AMENDMENT NO. 2 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and effective as of December 28, 2010 among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Company”), and Mr. Michael E. Bee (“Members’ Representative”), acting in his capacity as the agent and attorney in fact with the authority to act on behalf of BWAM Holdings, LLC, an Ohio limited liability company (the “Seller”), the members of the Seller who hold common membership interests of the Seller (the “Members” and together with the Seller, the “Seller Parties” and each, a “Seller Party”) and, for the limited purposes of Article IV-A, Section 6.6 and the applicable provisions of Article X of the Purchase Agreement (as defined below), the members of the Seller who hold preferred membership interests of the Seller (the “Preferred Members”).

WHEREAS, the Purchaser, the Company, the Seller Parties and the Preferred Members have entered into that certain Membership Interest Purchase Agreement, dated as of November 7, 2008 (the “Purchase Agreement”), pursuant to which the Purchaser purchased all of the issued and outstanding membership interests of the Company from the Seller Parties and the Preferred Members.

WHEREAS, under the terms of the Purchase Agreement, Members’ Representative has been appointed to serve as the agent and attorney in fact of the Seller Parties and the Preferred Members, with full power and authority to act on behalf of each Seller Party and Preferred Member according to the terms of the Purchase Agreement, including, as described in Section 10.11 of the Purchase Agreement, the power to amend the Purchase Agreement.

WHEREAS, the Purchaser, the Company, the Seller Parties and the Preferred Members have entered into that certain Amendment No. 1 to Membership Interest Purchase Agreement, dated as of December 30, 2008, pursuant to which parties agreed that the payment of the Closing Payment be made on January 2, 2009, but that, for all purposes, the transactions contemplated by the Purchase Agreement be deemed closed as of December 31, 2008.

WHEREAS, the parties desire to further amend the Purchase Agreement to provide that the Deferred Payment be determined based on a Final Revenue Run Rate calculated as of November 30, 2010 and be paid to the Seller 100% in cash.

NOW, THEREFORE, the Purchaser, the Company and Members’ Representative hereby agree as follows:

1.            Section 2.2(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b)         Deferred Payment.  On the date of the final determination of the Deferred Payment pursuant to Sections 2.7(a) and (b), but no earlier than December 28, 2010 (the “Deferred Payment Date”), the Purchaser shall pay to the Seller the Deferred Payment.  The Deferred Payment shall be paid to the Seller 100% in cash to the account designated in writing by the Seller at least two (2) Business Days prior to the Deferred Payment Date.”

2.            Section 2.2(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(e)         Deferred Stock Grant.  The Purchaser shall provide 192,000 shares of common stock, par value $0.0001 per share (“Purchaser Common Stock”), of the Purchaser to the Seller on date of the execution of the Amendment.

3.            Section 2.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“2.7         Deferred Payment.

(a)           Preparation of Run Rate Statement.

(i)           As soon as practicable, but in any event no later than December 28, 2010, the Purchaser shall cause to be prepared and delivered to the Members’ Representative a statement setting forth the computation of the following:

(1)           for each management fee that is a fixed amount for any current customer account, the amount of such fixed amounts (on an annualized basis) in effect as of November 30, 2010; and

(2)           for all other current customer accounts, the total amount of assets in each such account as of November 30, 2010, multiplied by the Company’s per annum management fee for each such account in effect as of November 30, 2010; and

(3)           for all fee-sharing arrangement revenues of the Company with respect to its Business earned or payable as of November 30, 2010 (collectively, (1), (2) and (3) shall be referred to herein an the “Post-Closing Revenue Run Rate Statement”).  The “Post-Closing Revenue Run Rate” shall be the sum of the amounts determined pursuant to the previous sentence and also shall be set forth in the Post-Closing Revenue Run Rate Statement.

(ii)           If the Members’ Representative disagrees with the Post-Closing Revenue Run Rate Statement or any of the calculations set forth therein, the Members’ Representative may within five (5) Business Days after delivery of such statement deliver a notice to the Purchaser disagreeing therewith, setting forth the Members’ Representative’s calculations and specifying those items or amounts as to which the Members’ Representative disagrees, and the Members’ Representative shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Revenue Run Rate Statement.

(iii)         If the Members’ Representative duly delivers to the Purchaser a notice of disagreement pursuant to Section 2.7(a)(ii), the Purchaser and the Members’ Representative shall, during the five (5) Business Days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Post-Closing Revenue Run Rate, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.7(a)(i) nor more than the amount thereof shown in the Members’ Representative’s calculation delivered pursuant to Section 2.7(a)(ii).  If during such period, the Purchaser and the Members’ Representative are unable to reach such agreement, they shall within five (5) Business Days thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating Company Revenue (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Accounting Referee shall consider only those items or amounts in the Post-Closing Revenue Run Rate Statement as to which the Members’ Representative has disagreed.  The Accounting Referee shall deliver to the Purchaser and the Members’ Representative, as promptly as practicable (but in any case no later than December 31, 2010), a report setting forth such calculation.  Such report shall be final and binding upon the Purchaser and the Seller.  The cost of such review and report shall be borne equally by the Purchaser and the Seller.

(b)           Determination of Deferred Payment.  The Purchaser shall pay the Seller in cash the applicable amount set forth in the table below (a “Deferred Payment”):

Period ending November 30, 2010

Final Revenue Run Rate	Deferred Payment
Less than $6,250,001	$0
$6,250,001 to $6,500,000	$1,000,000
$6,501,001 to $6,750,000	$2,000,000
$6,750,001 to $7,000,000	$3,000,000
$7,000,001 to $7,250,000	$4,000,000
$7,250,001 to $7,500,000	$5,000,000
$7,500,001 to $7,750,000	$6,000,000
$7,750,001 to $8,000,000	$7,000,000
$8,000,001 or above	$8,000,000

By way of example, if the Final Revenue Run Rate during the period ending November 30, 2010 is equal to $7,800,000, the Deferred Payment would be equal to $7,000,000.  Preparation of the calculation setting forth the amounts set forth in the table above as to the Final Revenue Run Rate shall be prepared by Purchaser with reasonable input from the Seller and shall be equitably adjusted pursuant to such calculations by the Purchaser and Seller to reflect any divestiture or discontinuation of products by the Company following Closing (which shall not include any accounts remandated Purchaser or its Affiliates (other than the Company)).”

4.           The definition of Final Revenue Run Rate in Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Final Revenue Run Rate” means the Post-Closing Revenue Run Rate (A) as shown in the Purchaser’s calculation delivered pursuant to Section 2.7(a)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.7(a)(ii), or (B) if such a notice of disagreement is delivered, (x) as agreed by the Purchaser and the Members’ Representative pursuant to Section 2.7(a)(iii), or (y) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.7(a)(iii); provided, however, that in no event shall the Final Revenue Run Rate be more than the Members’ Representative’s calculation of the Post-Closing Revenue Run Rate delivered pursuant to Section 2.7(a)(ii) or less than the Purchaser’s calculation of the Post-Closing Revenue Run Rate delivered pursuant to Section 2.7(a)(i).”

5.            Exhibit A of the Purchase Agreement is hereby amended to include the following definition (in addition to all of the other definitions contained in Exhibit A):

““Post-Closing Revenue Run Rate Statement” shall have the meaning set forth in Section 2.7(a)(i)(3).”

6.            The definition of Purchaser Common Stock in Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Purchaser Common Stock” shall have the meaning set forth in Section 2.2(e).”

7.            The Company and Members’ Representative (as the agent and attorney in fact of the Seller Parties and the Preferred Members) each hereby acknowledge and agree that neither the Purchaser nor any legal or financial adviser to the Purchaser have made or hereby make any representation or warranty regarding the tax consequences of this Amendment, including, without limitation, the payment of the Deferred Payment and the Deferred Stock Grant, and the Company and Members’ Representative (as the agent and attorney in fact of the Seller Parties and the Preferred Members) have been advised and given the opportunity to seek the advice of independent tax counsel.

8.            Notwithstanding anything to the contrary in this Amendment or the Purchase Agreement, if any provision of this Amendment contradicts or otherwise conflicts with any provision of the Purchase Agreement, then the provisions of this Amendment shall control.  Except as otherwise expressly provided by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

9.            Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

10.           This Amendment supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, among the parties with respect to its subject matter.  There have been and are no agreements, representations or warranties between the parties relating to the subject matter of this Amendment other than those set forth or provided for in this Amendment.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 to Membership Interest Purchase Agreement as of the day and year first written above.

TITANIUM ASSET MANAGEMENT CORP.

By:	/s/ Robert Brooks
Name: Robert Brooks
Title: Chief Executive Officer

BOYD WATTERSON ASSET MANAGEMENT, LLC

By:	/s/ Brian L. Gevry
Name: Brian L. Gevry
Title: Chief Executive Officer

/s/ Michael E. Bee
Michael E. Bee, acting as agent and attorney in fact of the Seller Parties and the Preferred Members